Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 1 to the registration statement on Form N-1A (the "Registration Statement") of our report dated October 14, 1997, relating to the financial statements and selected per share data and ratios for a share of beneficial interest outstanding appearing in the August 31, 1997 Annual Report to Shareholders ("Annual Report") of Vista Select Intermediate Tax Free Income Fund, Vista Select Tax Free Income Fund, Vista Select New York Tax Free Income Fund and Vista Select New Jersey Tax Free Income Fund (separately managed portfolios of Mutual Fund Select Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.


PRICE WATERHOUSE LLP
1177 Avenue of the Americas
New York, New York 10036
December 23, 1997